AMENDMENT TO AGREEMENT AND PLAN OF MERGER

BETWEEN

STERLING FINANCIAL CORPORATION
AND
THE PENNSYLVANIA STATE BANKING COMPANY

WHEREAS, Sterling Financial Corporation (“Sterling”) and The Pennsylvania State Banking Company (“Pennsylvania”) have entered into an Agreement and Plan of Merger dated June 14, 2004 (the “Agreement”);

WHEREAS, the Parties intend that unless specifically defined herein, all capitalized terms in this Amendment shall have the same meaning as the defined terms in the Agreement;

WHEREAS, the Parties mutually agree to amend and modify the Agreement to clarify the disposition of Pennsylvania Common Stock owned, directly or indirectly, by Sterling in reference to the election and exchange procedures for holders of Pennsylvania Common Stock;

WHEREAS, the Parties believe that this Amendment is in the best interests of all parties.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sterling and Pennsylvania, intending to be legally bound hereby, agree as follows:

1.	Effective as of the date of this Amendment, Section 2.02 of the Agreement is amended to add the following as Subsection 2.02(g):

Cancellation of Certain Common Stock. Notwithstanding any other provision of this Section 2.02, on the Effective Date, each share of Pennsylvania Common Stock, which is owned, directly or indirectly, by Sterling or any of its Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties or held for debts previously contracted) shall be cancelled and no cash, stock or other property shall be delivered in exchange therefore.

2.	The parties further agree that this Amendment is an amendment within the meaning of Section 8.03 of the Agreement and that this Amendment complies with the terms and provisions thereof.

3.	Except as provided in this Amendment, all terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed thereon this 30th day of November, 2004.

ATTEST:	STERLING FINANCIAL CORPORATION

By: /s/ Douglas P. Barton	By:/s/ J. Roger Moyer, Jr.

J.	Roger Moyer, Jr. President and Chief Financial Officer

ATTEST:	THE PENNSYLVANIA STATE BANKING COMPANY

By:/s/ Paul H. Weidman	By:/s/ William E. Miller, Jr.

Paul H. Weidman, Secretary	William E. Miller, Jr., Chairman